EXHIBIT 99

PRESS RELEASE DATED APRIL 25, 2012

Company Contact:

Steven M. Klein

Chief Operating & Financial Officer

Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES

FIRST QUARTER 2012 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE FOR THE QUARTER INCREASED TO $0.13, AN 8.3% INCREASE FROM THE $0.12 PER SHARE REPORTED IN THE FIRST QUARTER OF 2011

•	NET INTEREST INCOME INCREASED 7.3% OVER THE COMPARABLE QUARTER OF 2011, AS INTEREST EARNING ASSETS AND NET INTEREST MARGIN BOTH INCREASED OVER THE FIRST QUARTER OF 2011

•	LOAN PRODUCTION REMAINED STRONG AS MULTIFAMILY LOANS INCREASED $38.3 MILLION FROM DECEMBER 31, 2011

•	NONPERFORMING LOANS DECREASED 8.5% FROM DECEMBER 31, 2011, REPRESENTING 3.85% OF TOTAL LOANS AT QUARTER END

•	ALLOWANCE FOR LOAN LOSSES INCREASED TO 2.60% OF TOTAL LOANS HELD-FOR-INVESTMENT, AND 67.6% OF NON-PERFORMING LOANS HELD-FOR-INVESTMENT

•	COST OF DEPOSITS DECLINED TO 68 BASIS POINTS FOR THE QUARTER

•	CAPITAL REMAINS STRONG AT 16.0% OF TOTAL ASSETS

AVENEL, NEW JERSEY, APRIL 25, 2012.…NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.13 for the quarter ended March 31, 2012, as compared to $0.12 for the quarter ended March 31, 2011.

John W. Alexander, Chairman and Chief Executive Officer of Northfield commented, “Our results for the quarter reflect our continued success in executing on our strategic plan. We also are pleased to report that our non-performing loans dropped to 3.85%, their lowest level since the end of September 2009, and our non-performing assets to total assets have declined to 1.77% reflecting both, our decision to dispose of troubled loans at year end, and our success in working with borrowers experiencing financial difficulties. As with most banks, we continue to experience declining yields on securities, as well as increased competition for high quality multifamily loans, both of which are putting significant pressure on net interest margins. To minimize this effect, we are working to increase our loan production, which continues to be an attractive alternative to securities, and redeploy investment cash flows into multifamily loans, as well as looking for opportunities to prudentially reduce our cost of funds.

Continuing, Mr. Alexander added, “We continue to invest in the communities we serve and currently have five branches in various stages of construction – three in Brooklyn, one in Staten Island, and one in New Jersey. With our recently announced merger agreement with Flatbush Federal Bancorp, Inc., we anticipate gaining three additional branches to serve the Brooklyn market place.” Mr. Alexander also noted, “Our focus remains on long-term stockholder return, and in addition to ongoing stock repurchases, the Company declared a cash dividend of $0.06 per share, on February 22, 2012, payable on March 21, 2012. The dividend was declared prior to the end of the quarter to ensure Northfield Bancorp, MHC’s dividend waiver complied with its Federal Reserve Board requirements.”

Financial Condition

Total assets increased $28.9 million, or 1.2%, to $2.41 billion at March 31, 2012, from $2.38 billion at December 31, 2011. The increase was primarily attributable to an increase in securities available for sale of $85.7 million. This increase was partially offset by decreases of $31.4 million in net loans held-for-investment, cash and cash equivalents of $19.4 million and other assets of $3.8 million.

Originated loans held-for-investment, net, totaled $957.3 million at March 31, 2012, as compared to $985.9 million at December 31, 2011. The decrease was primarily due to decreases in insurance premium loans of $55.4 million, due to the sale of the majority of the portfolio, and in commercial real estate of $8.1 million. This was partially offset by an increase in multifamily real estate loans, which increased $38.3 million, or 8.4%, to $496.7 million at March 31, 2012, from $458.4 million at December 31, 2011. Currently, management is focused on originating multi-family loans, with less emphasis on other loan types.

Purchased credit-impaired (PCI) loans, acquired as part of a Federal Deposit Insurance Corporation-assisted transaction, totaled $86.1 million at March 31, 2012 as compared to $88.5 million at December 31, 2011. The Company accounts for PCI loans utilizing generally accepting accounting principles applicable to loans acquired with deteriorated credit quality. The Company recorded accretion interest income of $1.6 million for the quarter ended March 31, 2012.

The Company’s securities portfolio totaled $1.2 billion at March 31, 2012, compared to $1.1 billion at December 31, 2011. At December 31, 2011, $1.0 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $35.9 million and an estimated fair value of $36.7 million at March 31, 2012. In addition to the above mortgage-backed securities, the Company held $105.1 million in securities issued by corporate entities which were all rated investment grade at March 31, 2012, and $13.5 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $32.1 million at March 31, 2012, as compared to $49.7 million at December 31, 2011. The Company routinely maintains liquid assets in interest-bearing accounts in other well-capitalized financial institutions.

Total liabilities increased $26.4 million from December 31, 2011. The increase was primarily attributable to an increase in deposits of $7.0 million and in other liabilities of $22.6 million, partially offset by a decrease in borrowings of $4.8 million.

The increase in deposits for the quarter ended March 31, 2012 was due to an increase in transaction accounts of $20.4 million, or 3.0% as compared to December 31, 2011. This increase was partially offset by a decrease in certificate of deposit accounts (issued by the Bank) of $10.4 million, or 2.2%, from December 31, 2011 to March 31, 2012, a decrease in savings accounts of $330,000 as compared to December 31, 2011 and a decrease of $2.7 million in short-term certificates of deposit originated through the CDARS® Network. Deposits originated through the CDARS® Network totaled $658,000 at March 31, 2012 and $3.4 million at December 31, 2011. The Company utilizes the CDARS® Network as a cost effective alternative to other short-term funding sources. The decrease in borrowings was primarily the result of maturities during the quarter ended March 31, 2012.

Total stockholders’ equity increased by $2.5 million to $385.2 million at March 31, 2012, from $382.7 million at December 31, 2011. This increase was primarily attributable to net income of $4.9 million for the quarter ended March 31, 2012, and an increase of $819,000 in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. The increase was partially offset by $1.7 million in stock repurchases and the payment of approximately $1.7 million in dividends.

Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.48%, at March 31, 2012. The Bank’s total risk-based capital ratio was approximately 24.19% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations. Northfield Bancorp, Inc.’s consolidated average total equity as a percentage of average total assets was 16.15% for the quarter ended March 31, 2012, as compared to 16.95% for the year ended December 31, 2011.

Asset Quality

Nonperforming originated loans totaled $40.2 million (3.8% of total loans) at March 31, 2012 as compared to $43.9 million (4.3% of total loans) at December 31, 2011, $53.4 million (5.5% of total loans) at September 30, 2011, $58.0 million (6.4% of total loans) at June 30, 2011 and $56.7 million (6.6% of total loans) at March 31, 2011. The following table also shows, for the same dates, Troubled Debt Restructurings (TDR) on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Non-accruing loans:
Held-for-investment	$15,805	$17,489	$28,035	$29,036	$31,662
Held-for-sale	80	2,991	—	—	—
Non-accruing loans subject to restructuring agreements:
Held-for-investment	22,483	22,844	23,763	26,994	24,136
Held-for-sale	—	457	—	—	—

Total non-accruing loans	38,368	43,781	51,798	56,030	55,798

Loans 90 days or more past due and still accruing:
Held-for-investment	1,786	85	1,595	1,987	876
Held-for-sale	—	—	—	—	—

Total loans 90 days or more past due and still accruing:	1,786	85	1,595	1,987	876

Total non-performing loans	40,154	43,866	53,393	58,017	56,674
Other real estate owned	2,444	3,359	34	118	521

Total non-performing assets	$42,598	$47,225	$53,427	$58,135	$57,195

Loans subject to restructuring agreements and still accruing	$25,047	$18,349	$18,355	$15,622	$12,259

Accruing loans 30 to 89 days delinquent	$22,075	$21,067	$30,973	$14,169	$14,551

Total Non-Accruing Originated Loans

Total non-accruing loans decreased $5.4 million, to $38.4 million at March 31, 2012, from $43.8 million at December 31, 2011. This decrease was primarily attributable to loans held-for-sale of $3.4 million being sold during the quarter ended March 31, 2012. There was $398,000 in loans returned to accrual status during the quarter. Loans returned to accrual status were current as to principal and interest, and factors indicating doubtful collection no longer existed, including the borrower’s performance under the original loan terms for at least six months. Non-accrual loans also decreased as a result of $1.5 million of pay-offs and principal pay-downs, charge offs of $350,000, the sale of $554,000 of loans held-for-investment and the transfer of $166,000 to other real estate owned. The above decreases in non-accruing loans during the quarter ended March 31, 2012, were partially offset by $837,000 of loans being placed on non-accrual status and advances of $94,000 during the quarter ended March 31, 2012.

Delinquency Status of Total Non-accruing Originated Loans

Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be in a non-accruing status.

The following tables detail the delinquency status of originated non-accruing loans (held-for-investment and held-for-sale) at March 31, 2012 and December 31, 2011 (dollars in thousands). All originated delinquent loans in the following two tables are classified as held-for-investment, with the exception of $80,000 and $3.4 million of loans held-for-sale at March 31, 2012 and December 31, 2011, respectively. Delinquent loans held-for-sale at March 31, 2012 consisted of one commercial and industrial loan which was 90 days or more delinquent.

	March 31, 2012
	Days Past Due
Real estate loans:	0 to 29	30 to 89	90 or more	Total
Commercial	$16,317	$20	$14,052	$30,389
One -to- four family residential	181	532	524	1,237
Construction and land	1,803	—	—	1,803
Multifamily	521	—	1,179	1,700
Home equity and lines of credit	—	101	1,663	1,764
Commercial and industrial loans	548	—	804	1,352
Insurance premium loans	—	—	123	123

Total non-accruing loans	$19,370	$653	$18,345	$38,368

	December 31, 2011
	Days Past Due
Real estate loans:	0 to 29	30 to 89	90 or more	Total
Commercial	$16,395	$3,613	$14,651	$34,659
One -to- four family residential	210	595	533	1,338
Construction and land	1,709	—	422	2,131
Multifamily	523	—	1,652	2,175
Home equity and lines of credit	102	—	1,664	1,766
Commercial and industrial loans	553	—	1,022	1,575
Insurance premium loans	—	—	137	137

Total non-accruing loans	$19,492	$4,208	$20,081	$43,781

Originated Loans Subject to Restructuring Agreements

Included in non-accruing loans are loans subject to restructuring agreements totaling $22.5 million and $23.3 million at March 31, 2012, and December 31, 2011, respectively. At March 31, 2012, $18.7 million, or 83.1% of the $22.5 million were performing in accordance with their restructured terms.

The Company also holds loans subject to restructuring agreements, and still accruing, which totaled $25.0 million and $18.3 million at March 31, 2012 and December 31, 2011, respectively. At March 31, 2012, $21.1 million, or 84.2% of the $25.0 million were performing in accordance with their restructured terms.

The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of March 31, 2012 and December 31, 2011 (dollars in thousands).

	At March 31, 2012		At December 31, 2011
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$19,293	$19,608	$20,420	$13,389
One- to four-family residential	309	2,529	—	2,532
Construction and land	1,803	—	1,709	—
Multifamily	521	1,547	523	1,552
Home equity and lines of credit	102	367	102	—
Commercial and industrial	455	996	547	876

Total	$22,483	$25,047	$23,301	$18,349

Performing in accordance with restructured terms	83.13%	84.21%	82.34%	69.03%

Originated Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $1.7 million to $1.8 million at March 31, 2012, as compared to $85,000 at December 31, 2011. Loans 90 days or more past due and still accruing at March 31, 2012, are considered well-secured and in the process of collection.

Other real estate owned amounted to $2.4 million at March 31, 2012 as compared to $3.4 million at December 31, 2011.

Delinquency Status of Accruing Originated Loans 30-89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at March 31, 2012, totaled $22.1 million, an increase of $1.0 million, from the December 31, 2011 balance of $21.1 million. The following tables set forth delinquencies for accruing loans by type and by amount at March 31, 2012 and December 31, 2011 (dollars in thousands).

	March 31, 2012	December 31, 2011
Real estate loans:
Commercial	$6,888	$8,404
One- to four-family residential	2,331	2,258
Construction and land	—	3,041
Multifamily	9,389	6,468
Home equity and lines of credit	—	30
Commercial and industrial loans	1,403	207
Insurance premium loans	1,975	568
Other loans	89	91

Total delinquent accruing loans	$22,075	$21,067

Payments were received subsequent to March 31, 2012, on $15.1 million of the loans included in the table above.

PCI Loans (Held-for-Investment)

PCI loans were recorded at estimated fair value using expected future cash flows deemed to be collectible on the date acquired. At March 31, 2012, based on recorded contractual principal, 6.0% of PCI loans were past due 30 to 89 days, and 14.4% were past due 90 days or more, as compared to 9.0% and 16.1% at December 31, 2011.

Results of Operations

Comparison of Operating Results for the Three Months Ended March 31, 2012 and 2011

Net income was $4.9 million and $5.0 million for the quarters ended March 31, 2012 and 2011, respectively. Significant variances are as follows: a $1.2 million increase in net interest income, an $866,000 increase in non-interest income, a decrease of $752,000 in the provision for loan losses, a $105,000 increase in income tax expense and a $2.7 million increase in non-interest expense.

Net interest income increased $1.2 million, or 7.3%, as interest-earning assets increased by 5.7% to $2.24 billion. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $220.5 million and in interest-earning assets in other financial institutions of $5.3 million, partially offset by decreases of $84.0 million in mortgage-backed securities and in other securities of $23.3 million. The quarter ended March 31, 2012 included prepayment loan income of $188,000 compared to $80,000 for the quarter ended March 31, 2011. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds. Rates paid on interest-bearing liabilities decreased 18 basis points to 1.28% for the current quarter as compared to 1.46% for the prior year comparable period. This was offset by a 13 basis point decrease in yields earned on interest earning assets to 4.09% for the current quarter as compared to 4.22% for the prior year comparable period.

Non-interest income increased $866,000 or 27.9%, to $4.0 million for the quarter ended March 31, 2012, as compared to $3.1 million for the quarter ended March 31, 2011. This increase was primarily a result of a $108,000 increase in fees and service charges for customer services, an increase in securities transactions, net of $332,000, a decrease in losses on other-than- temporary-impairment of securities of $161,000 and an increase in other income of $287,000, partially offset by a decrease in income on bank owed life insurance (BOLI) of $22,000.

Non-interest expense increased $2.7 million, or 27.0%, for the quarter ended March 31, 2012, as compared to the quarter ended March 31, 2011, due primarily to compensation and employee benefits increasing by $1.1 million, or 21.8%, due to increased staff primarily related to branch openings and acquisitions, an increase in occupancy expense of $473,000 primarily relating to new branches and the renovation of existing branches, an increase of $411,000 in data processing fees primarily related to conversion costs associated with the FDIC assisted transaction, a $418,000 increase in professional fees and an increase in other non-interest expense of $258,000.

The provision for loan losses was $615,000 for the quarter ended March 31, 2012; a decrease of $752,000, or 55.0%, from the $1.4 million provision recorded in the quarter ended March 31, 2011. The decrease in the provision for loan losses in the current quarter was due primarily to a shift in the composition of our loan portfolio to multifamily loans, which generally require lower general reserves than other commercial real estate loans, less growth in the loan portfolio as compared to the same prior year period and a decrease in non-performing loans during the quarter ended March 31, 2012, as compared to the quarter ended March 31, 2011. During the quarter ended March 31, 2012, the Company recorded net charge-offs of $351,000 compared to net charge-offs of $1.2 million for the quarter ended March 31, 2011.

The Company recorded an income tax expense of $2.7 million for the quarter ended March 31, 2012, compared to $2.6 million for the quarter ended March 31, 2011. The effective expense tax rate for the quarter ended March 31, 2012, was 35.3%, as compared to 34.3% for the quarter ended March 31, 2011.

About Northfield Bank

Northfield Bank, founded in 1887, operates 23 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	$0,00,00	$0,00,00
	At	At
	March 31, 2012	December 31, 2011
	(unaudited)	(audited)
Selected Financial Condition Data:
Total assets	$2,405,850	$2,376,918
Cash and cash equivalents	45,837	65,269
Trading securities	4,577	4,146
Securities available-for-sale, at estimated fair value	1,184,467	1,098,725
Securities held-to-maturity	3,324	3,617
Loans held-for-sale	604	3,900
Loans held-for-investment:

Purchased credit-impaired (PCI) loans (1)	86,068	88,522
Originated loans, net	957,277	985,945

Total loans held-for-investment, net	1,043,345	1,074,467
Allowance for loan losses	(27,100)	(26,836)

Net loans held-for-investment	1,016,245	1,047,631
Non-performing loans:
Held-for-investment(2)	40,074	40,418
Held-for-sale(2)	80	3,448

Total non-performing loans	40,154	43,866

Other real estate owned	2,444	3,359
Bank owned life insurance	78,497	77,778
Federal Home Loan Bank of New York stock, at cost	12,452	12,677

Borrowed funds	477,119	481,934
Deposits	1,500,492	1,493,526
Total liabilities	2,020,691	1,994,268
Total stockholders’ equity	$385,159	$382,650

Total shares outstanding	40,396,868	40,518,591

	$0,00,0000	$0,00,0000
	Three Months Ended
	March 31,
	2012	2011
Selected Operating Data:
Interest income	$22,739	$21,998
Interest expense	5,814	6,227

Net interest income before provision for loan losses	16,925	15,771
Provision for loan losses	615	1,367

Net interest income after provision for loan losses	16,310	14,404
Non-interest income	3,975	3,109
Non-interest expense	12,642	9,953

Income before income tax expense	7,643	7,560
Income tax expense	2,695	2,590

Net income	$4,948	$4,970

Basic earnings per share (3)	$0.13	$0.12

Diluted earnings per share (3)	$0.13	$0.12

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended March 31,
	2012		2011
Selected Financial Ratios:
Performance Ratios (4) :
Return on assets (ratio of net income to average total assets)	0.84%		0.90%
Return on equity (ratio of net income to average equity)	5.18		5.08
Average equity to average total assets	16.15		17.68
Interest rate spread	2.80		2.76
Net interest margin	3.04		3.02
Efficiency ratio(5)	60.49		52.72
Non-interest expense to average total assets	2.14		1.80
Average interest-earning assets to average interest-bearing liabilities	122.82		122.42
Asset Quality Ratios:
Non-performing assets to total assets	1.77		2.43
Non-performing loans to total loans (6)	3.85		6.64
Non-performing loans to originated loans (7)	4.19		6.64
Allowance for loan losses to non-performing loans held-for-investment (8)	67.62		38.84
Allowance for loan losses to total loans held-for-investment, net (9)	2.60		2.58
Allowance for loan losses to originated loans held-for-investment, net (7)	2.83		2.58
Annualized net charge-offs to total average loans	0.13		0.56
Provision for loan losses as a multiple of net charge-offs	1.75	x	1.17	x

(1)	Acquired from the Federal Deposit Insurance Corporation

(2)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in originated loans held-for-investment, net and non-performing loans held for sale.

(3)	Basic net income per common share is calculated based on 38,647,588 and 41,101,028 average shares outstanding for the three months ended March 31, 2012 and 2011, respectively. Diluted earnings per share is calculated based on 39,142,921 and 41,542,868 average shares outstanding for the three months ended March 31, 2012 and 2011, respectively.

(4)	Annualized when appropriate.

(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6)	Includes originated loans held-for-investment, PCI loans, and non-performing loans held-for-sale.

(7)	Excludes PCI loans held-for-investment

(8)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(9)	Includes PCI loans held-for-investment.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Three Months Ended March 31,
	2012			2011
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (5)	$1,061,927	$15,150	5.74%	$841,400	$12,474	6.01%
Mortgage-backed securities	986,110	6,776	2.76	1,070,119	8,417	3.19
Other securities	128,171	653	2.05	151,435	970	2.60
Federal Home Loan Bank of New York stock	12,703	142	4.50	10,839	109	4.08
Interest-earning deposits in financial institutions	48,035	18	0.15	42,709	28	0.27

Total interest-earning assets	2,236,946	22,739	4.09	2,116,502	21,998	4.22
Non-interest-earning assets	144,237			127,783

Total assets	$2,381,183			$2,244,285

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$862,812	$1,096	0.51	$695,572	$1,134	0.66
Certificates of deposit	476,282	1,428	1.21	541,373	1,883	1.41

Total interest-bearing deposits	1,339,094	2,524	0.76	1,236,945	3,017	0.99
Borrowed funds	482,238	3,290	2.74	491,957	3,210	2.65

Total interest-bearing liabilities	1,821,332	5,814	1.28	1,728,902	6,227	1.46
Non-interest bearing deposit accounts	160,233			110,285
Accrued expenses and other liabilities	15,145			8,371

Total liabilities	1,996,710			1,847,558
Stockholders’ equity	384,473			396,727

Total liabilities and stockholders’ equity	$2,381,183			$2,244,285

Net interest income		$16,925			$15,771

Net interest rate spread (2)			2.80			2.76
Net interest-earning assets (3)	$415,614			$387,600

Net interest margin (4)			3.04%			3.02%
Average interest-earning assets to interest-bearing liabilities			122.82			122.42

(1)	Average yields and rates for the three months ended March 31, 2012, and 2011 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.

* * * * *